ASSET PURCHASE AGREEMENT

      This Asset Purchase Agreement (the “Agreement”) is made and entered into as of the 6th day of February, 2004 by and among Thoroughbred Interests, Inc., a Nevada corporation having its principal place of business at One River Pointe Plaza, No. 706, Jeffersonville, Indiana 47130 (the “Purchaser”), and Great American Financial Corp., a Delaware corporation having its principal place of business at 528 DeKalb Street, P.O. Box 309, Norristown, Pennsylvania 19404 (“Seller”).

WITNESSETH

      WHEREAS, Seller owns and desires to sell, transfer, assign, convey and deliver to Purchaser certain Assets (as defined herein), and

      WHEREAS, Purchaser desires to purchase and acquire such Assets from Seller and, thereafter, to use, market, license, sublicense, develop, maintain, collect and otherwise deal with the Assets without restriction.

      NOW WHEREFORE, in consideration of the respective representations and warranties hereinafter set forth and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

      As used herein, the following terms shall have the following meanings:

     Section 1.1      The “Assets” (which constitute substantially all the assets of Seller, including the Product, as herein defined) shall mean and include the following:

     (a)     The “Product”  which shall consist of all copies of the source code and all object code (in magnetic, computer chip and hard copy form) to all past or current versions, including any and all foreign language versions, of the computer software programs of Seller known as, or to be known as “Totemaster”, whether are now in existence or in the development stage.

     (b)     The “Product Documentation”  which shall consist of all technical documentation pertaining to the Product (including any end user manuals, Product specifications, flow charts, diagrams, algorithms, other design documentation, bug lists and an electronic machine?readable version of such manuals), all lists of prices for the Product, a summary of Seller’s promotional activity with respect to the Product, any and all Product answer books pertaining to the Product, and any and all notes, plans and other documentation describing problems, future directions or other matters related to the Product.

     (c)     The “User Lists”  which shall consist of magnetic and hard copy lists of all registered users of all past and current versions of the Product as of the Closing Date.

     (d)     The “Proprietary Rights” which shall consist of all patents, patent rights, copyrights, trademarks, trademark rights, tradenames, tradename rights and patent, copyright or trademark applications respecting the Product (all as described on Schedule A) and all ideas, know?how, trade secrets, inventions, technology, designs and any other proprietary rights which Seller owns pertaining to the Product, the Product Documentation and the User Lists.

     (e)     The “Inventory”  which shall consist of all raw materials for, and all finished units of, the Product in Seller’s possession or control on the Closing Date, as described on Schedule B.

     (f)     The “Product Marketing Materials”  which shall consist of all advertising materials, fact sheets, and current and past promotional plans utilized in connection with the marketing of the Product.

     (g)     The “Customer Agreements”  which shall consist of all license, lease and maintenance agreements whereby Seller has authorized any third party to use the Product, as described on Schedule C.

     (h)     The “Distributor Agreements”  which shall consist of all agreements whereby Seller has authorized any third party to license, sublicense, market, maintain or support the Product in any part of the world pursuant to any written or oral agreement with Seller or any affiliate or predecessor of Seller, as described on Schedule D.

     (i)     The “Cash”  which shall consist of all cash of Seller described on Schedule E, subject to adjustment as provided on said Schedule E.

     Section 1.2      “Closing Date” shall mean February 27, 2004, or such other date as the parties may agree.

     Section 1.3      “Designated Representative” shall mean Gregory R. Noonan, or his successor appointed in accordance with Section 12.4 hereof.

     Section 1.4      “Gross Revenues” shall mean the amounts, if any, collected by Purchaser by reason of transactions effected after the Closing Date for sales of licenses and sublicenses of the Product, as the Product currently exists or as it may hereafter be enhanced, improved, or modified by Purchaser. If Purchaser markets the Product bundled together with other software products marketed by Purchaser, then the amount of license fee to be included in Gross Revenues arising from such transaction shall be a pro rata amount of the total license fees collected, such proration to be based upon the ratio of suggested retail prices for all products (including the Product) involved in such transaction to one another as applied to the total license fee collected by Purchaser in such transaction.

     Section 1.5      “Royalty Term” shall mean the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date.

     Section 1.6      “Royalty Rate” shall mean five percent (5%) of the Gross Revenues collected by Purchaser during the Royalty Term.

ARTICLE II.

SALE AND PURCHASE OF ASSETS

     Section 2.1      Sale and Purchase. Subject to the terms and conditions contained herein, Seller hereby agrees to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase and accept from Seller, all of Seller’s right, title and interest in and to the Assets, free and clear of any liens, pledges, security interests, claims or encumbrances of any kind.

     Section 2.2      No Assumption of Liabilities. It is expressly agreed and understood that Purchaser shall not assume, pay or discharge or in any respect be liable for any liability, obligation, commitment or expense of Seller. Without limitation of the foregoing and notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, pay or discharge, and shall not be liable for, and Seller shall discharge, indemnify and hold Purchaser (and its respective officers and directors) harmless, in accordance with the provisions of Article VIII hereof, from and against, any liability (actual or contingent), loss, commitment, obligation or expense of Seller:

          (a)    incident to, or arising out of, the negotiation and preparation of, or performance under this Agreement, including, without limitation, costs incurred in connection with the assignment of the Assets, except as set forth in subsection (d) of this Section 2.2 with respect to Sales Taxes, as therein defined;

          (b)    incident to, or arising out of, any claims, actions, suits, proceedings, liabilities, fines, penalties, deficiencies or judgments existing on the Closing Date or arising at any time thereafter as a result of or in connection with the conduct of the business of Seller, including, without limitation, the ownership or use of the Assets by Seller and Seller’s conduct of its business up to and including the Closing Date;

          (c) incident to, or arising out of, any Distributor Agreements not listed on Schedule F hereto; and

          (d)    any tax liabilities (or penalties or interest thereon), domestic or foreign, of any nature whatsoever of Seller whether on account of this Agreement or otherwise, including, without limitation, (i) any which may arise as a result of the sale of the Assets as contemplated by this Agreement (other than any U.S. or Canadian sales, use or excise taxes (“Sales Taxes”) which may be payable as a result of the sale of the Assets as contemplated by this Agreement), or (ii) relating to the operations of Seller prior or subsequent to the Closing Date. All such Sales Taxes, if any, shall be paid in full by Purchaser, and Purchaser shall discharge, indemnify and hold Seller harmless from any liability in respect thereof.

     Section 2.3      The Purchase Price. The consideration payable by Purchaser for the Assets to be sold to Purchaser as provided herein shall be as follows:

          (a)    750,000 shares of the Purchaser’s common stock, par value $.001 to be delivered on the Closing Date.

          (b)    a royalty (the “Royalty”), which shall be computed and paid in accordance with this Agreement pursuant to the provisions set forth in Section 2.4 hereof.

     Section 2.4      The Royalty.

          (a)    The Royalty Computation. During the Royalty Term, Seller shall earn a Royalty computed by multiplying the Gross Revenues by the Royalty Rate.

          (b)    Royalty Payments. During the Royalty Term, Purchaser shall, by the sixtieth (60th) day following the end of each whole or partial calendar quarter constituting part of the Royalty Term, commencing with the calendar quarter ending June 30, 2004 (each, a “Fiscal Quarter”), pay to the Designated Representative, as defined in Section 1.3 hereof, on behalf of Seller, a Royalty on the Gross Revenues collected by Purchaser during the immediately preceding Fiscal Quarter (less any credits or other allowances granted during such Fiscal Quarter by Purchaser respecting prior sales during the Royalty Term of the Product) in respect of the portion of such Fiscal Quarter constituting part of the Royalty Term (the “Royalty Payments”)

          (c)    Royalty Reports. On or before the 60th day following the end of each Fiscal Quarter during the Royalty Term, Purchaser shall provide to the Designated Representative a list showing, in reasonable detail, all Gross Revenues received by Purchaser during the period to which such report relates and any credits or allowances granted by Purchaser for Product returns during such period.

          (d)    Audit Rights. Seller shall have the right, directly or through its authorized agents or auditors, at Seller’s own expense, during normal business hours and upon reasonable notice, no more often than once every twelve (12) months during the Royalty Term and within a twelve (12) month period thereafter, to examine Purchaser’s accounting records pertinent to the Product for the purpose of verifying the Gross Revenues and resultant Royalties earned pursuant to this Agreement. No period within the Royalty Term may be examined by Seller more often than once, provided that Purchaser’s records were complete at the time of such examination. All records relating to the Royalties shall be maintained by Purchaser for 12 months following the expiration of the Royalty Term.

          (e)    Underpayment of Royalty. If an examination of such accounting records reveals that for the period covered by such examination there has been an underpayment of Royalty required to be paid by Purchaser to the Designated Representative, then Purchaser shall be obligated to pay to the Designated Representative an amount equal to such underpayment, with interest thereon from the respective due date(s) as provided in Section 2.4 hereof, to the date of payment at the applicable prime rate of Citibank N.A., plus an amount (the “Accord”) equal to five percent (5%) of such underpayment. Purchaser shall pay the amount of the Accord (together with such underpayment and interest thereon) within sixty (60) days after Purchaser’s acceptance of the results of the audit or of the resolution of any dispute with respect thereto. The parties agree that the Accord shall be deemed liquidated damages and not a penalty; that the payment of such interest and the Accord shall not be credited against any then-remaining unpaid balance of Royalties payable from Purchaser to the Designated Representative hereunder; and that payment of the amount of any underpayment with interest plus the Accord shall constitute Seller’s sole and exclusive remedy against Purchaser for any such underpayment and for any expense or other damage incurred by Seller in connection therewith, and shall discharge Purchaser of and from any and all liability to Seller and the Designated Representative relating to or arising out of such underpayment of a Royalty.

     Section 2.5      Allocation of the Purchase Price.. The parties agree that all of the Purchase Price shall be allocated to the purchase of the Product and the other Assets according to the fair market values thereof as set forth on Schedule G.

ARTICLE III.

CLOSING; CONDITIONS TO CLOSING; DELIVERIES

     Section 3.1      Closing. The closing of this transaction (the “Closing”) shall be held on the Closing Date at or about 10:00 a.m., at the offices of Seller’s attorney in Norristown, Pennsylvania, or at such other time and place upon which the parties shall agree.

     Section 3.2      Conditions to Purchaser’s Obligation. Purchaser’s obligation hereunder to purchase and pay for the Assets is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived, in whole or in part, by Purchaser in its sole discretion, and Seller shall use its best efforts to cause such conditions to be fulfilled:

          (a)    Representations and Warranties Correct; Performance. The representations and warranties of Seller contained in this Agreement (including the Exhibits and Schedules hereto) and those otherwise made in writing by or on behalf of Seller in connection with the transactions contemplated by this Agreement shall be true, complete and accurate when made and on and as of the Closing Date as though such representations and warranties were made at and as of such date. Seller shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing Date. Seller shall have delivered to Purchaser a certificate signed by its President, dated the Closing Date, to such effect.

          (b)    Purchase Permitted by Applicable Laws. The purchase of and payment for the Assets to be purchased by Purchaser hereunder shall not be prohibited by any applicable law or governmental regulation and shall not subject Purchaser to any tax (not otherwise expressly assumed by Purchaser under this Agreement), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

          (c)    Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Seller in connection with the transactions contemplated hereby and all documents incident thereto shall have been taken and shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received all such information and such counterpart originals or certified or other copies of such documents as Purchaser may reasonably request.

          (d)    Delivery of Documents. Seller shall have delivered, or caused to be delivered, to Purchaser the following:

                    (i)    a certificate of an appropriate officer of Seller, certifying resolutions of the shareholders of Seller authorizing the transactions contemplated herein and the incumbency of officers of Seller executing any document or instrument delivered in connection with such transactions;

                    (ii)    a certificate of an appropriate officer of Seller, certifying resolutions of the Board of Directors of Seller authorizing the transactions contemplated herein and the incumbency of officers of Seller, executing any document or instrument delivered in connection with such transactions;

                    (iii)    corporate and tax good standing certificates of Seller from the jurisdictions in which Seller is incorporated and transacts business;

                    (iv)    a duly executed Assignment and Bill of Sale with respect to the Assets, in substantially the form of Exhibit A annexed hereto;

                    (v)    an opinion of Walfish & Noonan, LLC, counsel for the Seller, in substantially the form of Exhibit B annexed hereto; and

                    (vi)    all other consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Seller at or before the Closing.

          (e)    No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

          (f)    Approvals and Consents. Seller shall have duly obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all federal, state and local governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto, this Agreement, the Assets, or the transactions contemplated hereby, including, without limitation, all third parties pursuant to existing agreements or instruments by which Seller may be bound, which are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, at no cost or other adverse consequence to Purchaser, and all thereof shall be in full force and effect at the time of Closing.

          (g)    Employees. Seller shall have delivered and assigned to Purchaser agreements, in the form of Exhibit C annexed hereto, signed by each employee of Seller (i) acknowledging that all right, title and interest in and to the Product is owned exclusively by Seller and that each such employee claims no interest therein; and (ii) agreeing that each such employee will keep confidential and not disclose to anyone any confidential information (as therein defined) and documents of Seller in perpetuity.

          (h)    Discharge of Liens. All liens whatsoever on or affecting the Assets shall have been released and discharged.

     Section 3.3      Conditions to Seller’s Obligation. The obligation of Seller to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions on or prior to the Closing Date, any of which may be waived, in whole or in part, by Seller in its sole discretion, and Purchaser shall use its best efforts to cause such conditions to be fulfilled:

          (a)    Representations and Warranties Correct; Performance. The representations and warranties of the Purchaser in this Agreement shall be true, complete and accurate when made and on and as of the Closing Date, as though such representations and warranties were made at and as of such date. Purchaser shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing Date. Purchaser shall have delivered to Seller a certificate signed by a duly authorized officer of Purchaser, dated the Closing Date, to such effect.

          (b)    Purchase Permitted by Applicable Laws. The purchase of and payment for the Assets to be delivered by Seller hereunder shall not be prohibited by any applicable law or governmental regulation.

          (c)    Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken by Purchaser in connection with the transactions contemplated hereby shall have been taken, and Seller shall have received counterpart originals or certified or other copies of documents incident thereto.

          (d)    Delivery of Purchase Price. Purchaser shall have delivered, or caused to be delivered, 750,000 shares of the Purchaser’s common stock, par value $0.001 per share.

          (e)    Assignment and Bill of Sale. Purchaser shall have delivered to Seller a duly executed copy of an Assignment and Bill of Sale with respect to the Assets, in substantially the form of Exhibit A annexed hereto.

          (f)    No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to, and agrees with, Purchaser as follows:

     Section 4.1      Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated or the business conducted by it requires such qualification, except where the failure to so qualify would not materially adversely affect its business or affect the Assets. Seller does not own, directly or indirectly, any capital stock or equity security or interests in any partnership, joint venture, corporation, trust, unincorporated organization or similar entity.

     Section 4.2      Corporate Authority. Seller has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of Seller’s Certificate of Incorporation, as amended, or By-Laws or of any indenture, agreement, judgment, decree or other instrument or restriction to which Seller is a party or by which Seller, or any of the Assets may be bound or affected; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller and no further authorization or approval, whether of the stockholders or directors of Seller or of governmental bodies or otherwise, is necessary in order to enable Seller to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against Seller in accordance with its terms.

     Section 4.3      Title to Assets.

          (a)    Seller has good and marketable title to all of the Assets, including, without limitation, the Product, which is owned exclusively by Seller. The Assets constitute substantially all the assets of Seller.

          (b)    Except as described in Schedule H annexed hereto, none of such Assets, or the use thereof: (i) is subject to any easements or restrictions or to any mortgages, liens, pledges, charges, encumbrances or encroachments, or to any rights of others of any kind of nature whatsoever, (ii) encroaches or infringes on the property or rights of another, or (iii) contravenes any applicable law or ordinance or any other administrative regulation or violates any restrictive covenant or any provision of law. Except as described in Schedule I, there are no agreements or arrangements between Seller and any third person which have any effect upon Seller’s title to or other rights respecting the Assets. Further, and not in limitation of any of the foregoing provisions of this Section 4.3, except as described in Schedule J:

          (c)    Seller has the sole and exclusive right to produce and market its software products and conduct its business as heretofore conducted and has the full right and power to transfer the Assets;

          (d)    Seller has the exclusive right to bring actions for the infringement of, and Seller has taken all actions and made all applicable applications and filings pursuant to relevant Federal, state and local law required to perfect and protect its interest and proprietary rights in, all of the Assets;

          (e)    Seller has no present or future obligation or requirement to compensate any person with respect to any of the Assets, whether by the payment of royalties or not, or whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition whatsoever of any of the Assets;

          (f)    the ownership, production, marketing, license, lease, use or other disposition of any product or service presently being licensed or leased by Seller to any person does not and will not violate any license or agreement of Seller with any person or infringe any right of any other person;

          (g)    Seller has the sole and exclusive right to publish the reference manuals identified in Exhibit D;

          (h)    there are no express or implied warranties outstanding with respect to the Product or any services provided by Seller;

          (i)    there are no express or implied warranties outstanding with respect to the Product or any services provided by Seller;

          (j)    Seller has not directly or indirectly granted any rights or any interest whatsoever in any source code of any of its software products, and neither such source codes nor any copy or portion thereof have at any time been located at any location other than Seller’s premises; and

          (k)    the Assets constitute all such assets necessary for Seller to conduct its business as now conducted.

     Section 4.4      Condition of Property. All of the Assets are suitable for the purposes for which they are used, are in good operating condition and in reasonable repair, free from any known defects, except for normal wear and tear and such minor defects as do not interfere with the continued use thereof, except as set forth on Schedule K annexed hereto.

     Section 4.5      Patents, Trademarks, Etc.. Except as described in Exhibit E, there are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of Seller; and the inventions, patents, licenses, trademarks, tradenames and copyrights, existing or pending, listed in Exhibit A hereto are all such items necessary for the present conduct of Seller’s business, none of which is being contested or infringed upon; and the present conduct of the business of Seller does not infringe upon or violate the patents, trademarks, tradenames, trade secrets or copyrights of anyone, nor has Seller received any notice of any infringement thereof.

     Section 4.6      Compliance With Law. Seller is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse affect as to Seller or the Assets.

     Section 4.7      Customers. Annexed hereto as Schedule L is a list of the customers with whom Seller has currently effective license or maintenance agreements respecting the Product. Seller has provided Purchaser with true and correct copies of Seller’s standard license agreement respecting the Product and each and every effective license agreement containing non-standard provisions. Except as noted on Schedule M, Seller has no knowledge or information that any of such customers has ceased, or intends to cease, to utilize the Product or the services of Seller related to the Product or has substantially reduced, or will or may substantially reduce, the use of such services after the Closing Date.

     Section 4.8      Material Agreements. Annexed hereto as Schedule N is a true and complete list of all contracts, instruments, commitments and agreements, whether oral or written, involving amounts in excess of US$5,000.00, excluding routine license agreements with customers listed on Schedule O, presently in effect to which Seller is a party or to which it or any of its properties is subject, including, without limitation, the following:

          (a)    any plan or contract or arrangement, oral or written, providing for employment or consulting services, bonuses, commissions, pensions, stock purchase or stock option or other stock rights, deferred compensation, retirement or severance payments, profit sharing, or the like;

          (b)    any instrument or arrangement evidencing or relating in any way to (i) indebtedness for borrowed money by way of direct loan, purchase money obligation, conditional sale, lease purchase arrangement, guarantee or otherwise, (ii) liens, encumbrances or security interests, (iii) guarantees or indemnification or (iv) investments in any person;

          (c)    any contract containing provisions limiting the freedom of Seller to engage in any business or compete in any line of business or in any geographic area or with any person;

          (d)    any license, sublicense, lease or sublease agreement, whether as licensor, sublicensor, licensee, sublicensee, lessor, sublessor, lessee, sublessee or otherwise, or any agreements with dealers, vendors, customers, suppliers, sales representatives, any governmental entity, fund or university, or any agents, marketing representatives, brokers or distributors;

          (e)    any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses, or any joint or other technology development, cooperation or exchange contract or arrangement;

          (f)    agreements providing for disposition of the business or any assets or shares of the capital stock of Seller; agreements of merger or consolidation to which Seller is a party; or any letters of intent with respect to the foregoing;

          (g)    contracts requiring the performance of consulting or other services (other than routine one or two-day software installation services).

      Except as described in Schedule P, each such agreement is a valid agreement, in full force and effect and enforceable in accordance with its terms, all payments due from Seller thereunder have been made, none of the distributors or agents is in arrears in any payments due to Seller thereunder, there are no disputes or suits or actions at law or otherwise threatened, to the knowledge of Seller, or pending thereunder and such agreements are the only agreements or arrangements of this nature. True, complete and correct copies of each such agreement have been supplied to Purchaser prior to the date hereof.

     Section 4.9      Litigation. Except as described in Schedule Q annexed hereto, there are no actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting the business or properties of Seller, whether at law or in equity, or by any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign; Seller is not operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign. Except as described in Schedule P, no inquiries have been made directly to Seller by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require Seller to undertake a course of action which would involve any expense.

     Section 4.10      Confidentiality Agreements. Annexed hereto as Schedule S is a true and complete list of all confidentiality agreements between Seller and any third parties relating to the Product and/or the Product Documentation.

     Section 4.11      Future Commitments. Except as described on Schedule T annexed hereto, Seller has not made any agreement or commitment to perform any development work on the Product or otherwise enhance or change the Product in any way.

     Section 4.12      Conformity of the Product to Specification. The Product shall perform in all material respects in accordance with the specifications thereof annexed hereto as Schedule U, and there are currently no claims pending or, to the knowledge of Seller , threatened alleging the failure of the Product to perform properly. Notwithstanding the foregoing, Seller makes no representation to the effect that the Product is error or “bug” free.

     Section 4.13      Validity of Assignment. The rights and obligations under all agreements to be assigned hereby to Purchaser are assignable as contemplated by this Agreement and will be duly and validly assigned to Purchaser on the Closing Date; such assignment will not give rise to the ability of any other party to such agreements to terminate such agreements or to otherwise modify the rights and obligations thereunder; and such assignments will not result in any liability being imposed on Purchaser other than to perform its assumed obligations under such agreements after the Closing.

     Section 4.14      Brokers. There has been no broker or finder involved on behalf of Seller in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby, and Seller, agrees to indemnify Purchaser and hold Purchaser harmless from any claim made by a party for a broker’s or finder’s fee or other similar payment based upon any agreements, arrangements or understanding made by Seller.

     Section 4.15      No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Purchaser by the Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as follows:

     Section 5.1      Organization and Good Standing. Purchaser is a corporation duly incorporated, organized and validly existing under the laws of the State of Nevada.

     Section 5.2      Corporate Authority. Purchaser has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, would result in a breach, violation or default of any of the terms or provisions of Purchaser’s Articles of Incorporation, as amended, or By-Laws or of any indenture, agreement, judgment, decree or other instrument or restriction to which Purchaser is a party or by which Purchaser may be bound or affected; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser and no further authorization or approval, whether of the stockholders or directors of Purchaser or of governmental bodies or otherwise, is necessary in order to enable Purchaser to enter into and perform the same; and this Agreement constitutes a valid and binding obligation enforceable against Purchaser in accordance with its terms.

     Section 5.3      Brokers. There has been no broker or finder involved in any manner in the negotiations leading up to the execution of this Agreement or the consummation of any transactions contemplated hereby, except that Purchaser acknowledges that Mark Johnson introduced Purchaser to Seller for the purposes of acquiring the Product, and that Purchaser shall pay any and all compensation due Mr. Johnson, if any, for such brokerage services. Purchaser agrees to indemnify Seller against and hold harmless from any claim made by a party for a broker’s or finder’s fee or other similar payment based upon any agreements, arrangements or understanding made by Purchaser.

     Section 5.4      No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, written statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Seller by Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI.

COVENANTS

     Section 6.1      Installation of the Source Code. On the Closing Date of this Agreement:

          (a)    Seller shall make the source code for the Product available to Purchaser through electronic installation on Purchaser’s computers in the State of Indiana;

          (b)    Seller shall deliver to Purchaser such other items, computer tapes, tape recordings, documentation, promotional materials and other information Seller has which may comprise the Assets, including all existing, proposed or expired license and maintenance agreements respecting the Product, and all lists of current, past or prospective customers for the Product; and

          (c)    Seller shall deliver to Purchaser copies of all other business records and agreements of Seller relating to the Assets.

     Section 6.2      Assignment of Contracts and Rights. Seller will use its best efforts to obtain all consents and approvals required under any contract to which Seller is a party or by which either Seller is bound to enable Seller to effect the sale of the Assets pursuant hereto. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Purchaser or Seller thereunder. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Seller will cooperate with Purchaser in any arrangement designed to provide for Purchaser the benefits under any of such contracts, including, without limitation, enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise; and any transfer or assignment to Purchaser by Seller of any contract which shall require the consent or approval of any third party, shall be made subject to such consent or approval being obtained.

     Section 6.3      Further Assurances. Seller agrees that, at any time after the Closing Date, upon the request of Purchaser, it will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to Purchaser, its successors and assigns, the Assets to be sold or assigned to Purchaser as provided herein.

ARTICLE VII.

CONDUCT OF THE SELLER’S BUSINESS PENDING THE CLOSING

      Pending the Closing, and except as otherwise expressly consented to or approved by Purchaser in writing:

     Section 7.1      Regular Course of Business. Seller will carry on its business diligently and substantially in the same manner as heretofore conducted, and shall not institute any new methods of management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment, except in the usual and ordinary course of business and consistent with past practice or as otherwise specifically contemplated by this Agreement.

     Section 7.2      Organization. Seller shall use its best efforts to preserve its corporate existence and business organization intact, to keep available to Purchaser its key employees, and to preserve for Purchaser its relationships with suppliers, customers, agents and others having business relations with it.

     Section 7.3      Certain Changes. Except as permitted by this Agreement, Seller shall not, without the prior written consent of Purchaser:

          (a)    Borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the usual and ordinary course of business and consistent with past practice;

          (b)    Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the latest balance sheet of the Seller or incurred in the usual and ordinary course of business and consistent with past practice since the date of such balance sheet;

          (c)    Prepay any obligation having a fixed maturity of more than 90 days from the date such obligation was issued or incurred;

          (d)    Permit or allow any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any lien;

          (e)    Cancel any debts or waive any claims or rights of substantial value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the usual and ordinary course of business and consistent with past practice;

          (f)    Grant any increase in the compensation of officers or employees, or enter into any compensation plan or agreement with respect thereto;

          (g)    Make any capital expenditures or commitments for additions to or replacement of property, plant, equipment or intangible capital assets except as set forth in Schedule V hereto;

          (h)    Pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into agreement or arrange with, any of its officers or directors or any affiliate thereof, except for directors fees and compensation to officers at rates not exceeding the rates of compensation set forth in Schedule W; or

          (i)    Agree, whether in writing or otherwise, to do any of the foregoing.

     Section 7.4      Contracts. No contract or commitment will be entered into, and no purchase of supplies or services and no sale of assets will be made by or on behalf of Seller, except normal contracts or commitments for the purchase of, and normal purchases of, supplies or services made in the usual and ordinary course of business and consistent with past practice by Seller.

     Section 7.5      Insurance; Property. Seller shall maintain adequate insurance against all ordinary and insurable risks with respect to all property, real, personal and mixed, owned or leased by them; and all such property shall be used, operated, maintained and repaired in a careful and reasonably efficient manner.

     Section 7.6      No Default. Seller shall not do any act or omit to do any act which will cause a breach of any contract or commitment of either Seller which would cause the breach of any representation, warranty or covenant made hereunder.

     Section 7.7      Compliance With Laws. Seller shall comply with all laws applicable to them and their properties, operations, business and employees.

     Section 7.8      Tax Returns. Seller shall prepare and file all federal, state, local and foreign tax returns and amendments thereto required to be filed by them. Seller will ensure that Purchaser shall have a reasonable opportunity to review each such return and amendment prior to the filing thereof.

     Section 7.9      Maintain Books. Seller shall maintain their books, accounts and records in accordance with generally accepted accounting principles applied on a basis consistent with prior years.

     Section 7.10      Consents and Waivers Without Any Condition. Seller shall not make any agreement or understanding, not earlier approved in writing by Purchaser, as a condition for obtaining any consent or waiver contemplated by this Agreement.

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION

     Section 8.1      Survival of Covenants, Representations and Warranties. All covenants, representations and warranties set forth in this Agreement shall forever survive and remain in effect following the Closing Date.

     Section 8.2      Indemnity Against Claims. Seller hereby agrees to indemnify and hold Purchaser and its respective officers and directors (collectively, the “Indemnified Parties”), harmless from and against the following:

          (a)    Any and all liabilities, losses, damages, claims, costs, taxes and expenses of Seller of any nature, whether absolute, contingent or otherwise, which are not expressly assumed by the Purchaser as herein provided;

          (b)    Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by the Indemnified Parties (whether awarded against the Indemnified Parties or paid by the Indemnified Parties in settlement of a claim as or otherwise suffered), resulting from any misrepresentation, breach of any warranty, or non-fulfillment of any covenant or agreement on the part of Seller contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Seller to Purchaser pursuant hereto or in connection with the transactions contemplated hereby; and

          (c)    Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing.

     Section 8.3      Notice of Claim, Assumption of Defense and Settlement of Claims.

          (a)    An Indemnified Party shall promptly give notice (an “Indemnification Notice”) in accordance with Section 12.1 hereof to the Designated Representative after the Indemnified Party has knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively, as “Claims”, which term includes “Infringement Claims”, as hereinafter defined) which might give rise to a Claim by the Indemnified Party against the Seller, stating the nature and basis of said Claim and the amount thereof, to the extent known. A failure to give notice hereunder shall not relieve the Seller from any obligation hereunder unless such failure to give notice shall materially and adversely affect Seller’s ability to defend the Claim. The Seller shall promptly reimburse the Indemnified Parties for the Damages for which the Indemnified Parties have not been indemnified. In the event the amount of such Damages are not promptly reimbursed by Indemnitors as aforesaid, the amount of such unreimbursed Damages shall accrue interest at the rate of two percent (2%) per annum above the applicable prime rate of Citibank, N.A.

          (b)    With respect to any third party Claims against the Indemnified Parties made subsequent to the Closing Date, the following procedures shall be observed:

             (i) Promptly after delivery of an Indemnification Notice in respect of a Claim, the Seller may elect, by written notice to the Indemnified Parties, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnified Party and at the sole cost and expense of the Seller. The Seller shall not, in the defense of such Claim, consent to the entry of any judgment (except with the prior written consent of the Indemnified Parties) or enter into any settlement (except with the prior written consent of the Indemnified Parties) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Parties of a complete release from all liability in respect of such claim or litigation.

             (ii) Failure by the Seller to notify the Indemnified Parties of its election to defend any Claim within 20 days after notice thereof shall have been given, shall be deemed a waiver by the Seller of its right to defend and settle such Claim. The Indemnified Parties will then have the right to undertake the defense, compromise or settlement of such Claim for the account of the Seller and in such manner as they may deem appropriate, provided, however, that the Seller reimburse in full all costs of the Indemnified Parties (including attorneys’ fees and expenses) incurred by them in connection with such defense prior to such assumption; provided, further, however, that the Seller shall reimburse the Indemnified Parties for the amount of any judgment with respect to such Claim.

ARTICLE IX.

CONFIDENTIALITY AND NON-COMPETITION

     Section 9.1      Confidentiality. At all times after the Closing Date, Seller shall retain in strictest confidence, and shall not use for its benefit or for the benefit of others all confidential information comprising or related to the Assets, including, without limitation, the technology, know-how, trade secrets, customer lists transferred hereby to Purchaser, pricing policies, marketing plans or strategies, product development techniques or plans, or technical processes, designs and design projects respecting the Product.

     Section 9.2      Non-Competition.

          (a)    For a period of four (4) years from and after the Closing Date, Seller and its employees, agents or other affiliates shall not, directly or indirectly, (i) engage in a business or enterprise (either as proprietor, partner, employee, agent, consultant, or controlling stockholder) in the development or marketing of any competing computer software (as defined in subsection (b) hereof) or (ii) solicit or attempt to solicit sales or licenses of any competing computer software, interfere with, or disrupt or attempt to disrupt the relationship (contractual or otherwise) between Purchaser and its customers, suppliers, agents, consultants, officers or employees relating to the Product.

          (b)    The phrase “competing computer software” as used herein means any software product which has the same or substantially similar purpose as the Product and the marketing, licensing or sale of which would tend to inhibit licensing or marketing of the Product by Purchaser.

          (c)    The provisions of this Section 9.2 shall not prevent Seller and its employees, agents and affiliates from investing in securities of any corporation, or otherwise acquiring an equity interest in any enterprise which is publicly owned and traded, provided that such investments or interests shall not result in (i) Seller owning beneficially, in the aggregate, 5% or more of the equity securities of any enterprise engaged in a business offering products competitive to the Product (a “competing business”) or (ii) Seller or any of its employees, agents and affiliates being able to control or actively participate in the policy decisions of such competing business.

          (d)    In the event of a breach by Seller or any of its employees, agents and affiliates of the terms of this Section 9.2, then Purchaser’s obligation to pay any remaining Royalties on Gross Revenues collected by Purchaser on or after the first day of such breach shall terminate as of the first day of such breach (unless such breach was unknowing and unintentional) and Seller, shall indemnify and hold Purchaser harmless, in accordance with the provisions of Article VIII hereof, from any and all losses and damages resulting to it therefrom, including, without limitation, remitting to Purchaser any profits generated by such competing business and/or such competing computer software during the period of time it was owned or marketed, as the case may be, by the Seller.

          (e)    It is the desire and intent of the parties that the provisions of this Section 9.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 9.2 shall be adjudicated to be invalid or unenforceable in any jurisdiction, this Section 9.2 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this subsection (e) in the particular jurisdiction in which such adjudication is made. Seller and its employees, agents and affiliates agree that it would be difficult to measure the damages to Purchaser from the breach by Seller of the provisions of this Section 9.2, that injury to Purchaser from such breach would be impossible to calculate, and that monetary damages would therefor be an inadequate remedy; accordingly, Seller agrees that Purchaser shall be entitled, in addition to all other remedies they might have, to injunctions or other appropriate orders to restrain any such breach without showing or proving any actual damages. Nothing herein shall be construed as prohibiting Purchaser from pursuing any other remedies for such breach or threatened breach.

          (f)    The undertakings and covenants of the Seller contained in this Section 9.2 are an integral part of the transactions set forth in this Agreement and the consideration paid by Purchaser pursuant to this Agreement shall be consideration not only for the Assets but also for such undertakings and covenants.

ARTICLE X.

SPECIAL COVENANTS

     Section 10.1      Cooperation. The parties shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits, administrative actions or proceedings, litigation and any other matters that may occur after the Closing Date, and each party shall maintain and make available to the other party upon request all corporate, tax and other records required or requested in connection with such matters.

     Section 10.2      Publicity. Subject to Purchaser’s obligations under applicable law, each of the parties hereto agrees that no publicity release or announcement concerning the transactions contemplated hereby or the terms and conditions of this Agreement shall be issued without the advance approval of the form and substance thereof by Purchaser, which approval shall not be unreasonably withheld or delayed.

     Section 10.3      Accounts Receivable. Seller hereby irrevocably and unconditionally guarantees the collection within one hundred and twenty (120) days following the Closing Date of one hundred percent (100%) of the Accounts Receivable of Seller set forth on Exhibit F hereto and transferred as part of the Assets. If less than one hundred percent (100%) of the Accounts Receivable are collected within that time, Purchaser shall so notify the Designated Representative, and Purchaser shall be entitled to set off against any remaining Royalties on Gross Revenues collected by Purchaser or Purchaser on or after the first day of such breach the amount of such Unpaid Accounts Receivable. Unless otherwise specified by a customer, amounts received by Purchaser in respect of the Accounts Receivable shall be applied first to the customer’s oldest then outstanding receivable.

ARTICLE XI.

TERMINATION AND ABANDONMENT

     Section 11.1      Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time, but not later than the Closing:

          (a)    By mutual agreement of Purchaser and Seller; or

          (b)    By Purchaser or Seller if the Closing shall not have occurred on or prior to March 1, 2004.

     Section 11.2      Procedure upon Termination. In the event of termination and abandonment pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other parties hereto and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by Purchaser or Seller. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. No party hereto who shall have satisfied in full all of the obligations of such party under this Agreement which were to have been satisfied by such party prior to the Closing and who shall have not breached any representation, warranty, covenant or agreement of such party contained in this Agreement shall have any liability or further obligation to any other party to this Agreement.

ARTICLE XII.

GENERAL PROVISIONS

     Section 12.1      Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, sent by telex or facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or when sent by facsimile transmission or, if mailed by certified or registered mail, five (5) business days after the date of deposit in the United States mail, postage prepaid, if addressed:

(a) in the case of Seller to:	Great American Financial Corp. 528 DeKalb Street Box 309 Norristown, PA 19404 Attn: Louis Mayo

with a copy to: Gregory R. Noonan, Esq. Walfisg & Noonan, LLC 528 DeKalb Street P.O. Box 309 Norristown, PA 19404

(b) in the case of the Designated Representative to:	Gregory R. Noonan 528 DeKalb Street Box 309 Norristown, PA 19404

(c) in the case of the Purchaser to:	Thoroughbred Interests, Inc. 1 RiverPoint Plaza Suite 706 Jeffersonville, IN 47130 Attn: James D. Tilton, Jr.

with a copy to: Lehman & Eilen LLP 50 Charles Lindbergh Boulevard Suite 505 Uniondale, NY 11553 Attn: Hank Gracin, Esq.

or to such other address or to such other person as Purchaser, Seller, or the Designated Representative shall have last designated by written notice given as herein provided.

     Section 12.2      Modification. This Agreement and the Exhibits and Schedules annexed hereto contain the entire agreement between the parties hereto and there are no agreements, warranties or representations which are not set forth herein and all prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be modified or amended except by an instrument in writing duly signed by or on behalf of the parties hereto.

     Section 12.3      Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the local laws of the State of Indiana applicable to agreements made and to be performed entirely within the State, without regard to conflict of laws principles. Seller and the Designated Representative hereby irrevocably consent and submit to the jurisdiction of any State or Federal court located in Nassau County, New York over any action or proceeding arising out of any dispute between Seller and/or the Designated Representative and Purchaser, and waive any right they have to bring an action or proceeding with respect thereto in any other jurisdiction. Seller and the Designated Representative further irrevocably consent to the service of process against them in any such action or proceeding by the delivery of a copy of such process to the Designated Representative at the address set forth above.

     Section 12.4      Designated Representative. Seller hereby irrevocably appoints the Designated Representative as its agent and attorney-in-fact to take all actions on its behalf as contemplated by this Agreement, including, without limitation, to receive Royalty Payments, to accept Indemnification Notices and to accept service of process in Section 12.3 as contemplated above. In the event of the death or resignation of the Designated Representative, the Seller (or its successors) shall promptly irrevocably appoint a successor Designated Representative and give Purchaser written notice of such appointment within one business day following such death or resignation. Until such time as Purchaser is notified of the appointment of such successor Designated Representative, Gregory R. Noonan shall act in that capacity on behalf of Seller, and Purchaser shall be entitled to rely for all purposes on Gregory R. Noonan’s authority to act as the Designated Representative, as herein contemplated.

     Section 12.5      Binding Effect; Assignment. This Agreement shall be binding upon the parties and inure to the benefit of the successors and assigns of the respective parties hereto; provided, however, that this Agreement and all rights hereunder may not be assigned by any party hereto except with the prior written consent of the other parties hereto; provided, further, that Purchaser may assign any or all of its rights and obligations hereunder without obtaining the consent of any of the other parties hereto.

     Section 12.6      Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 12.7      Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

     Section 12.8      Transaction Expenses. Notwithstanding anything else in this Agreement to the contrary, the parties hereto shall each be responsible for the payment of (and shall indemnify and hold the other party or parties hereto harmless against) any and all of its own expenses, including without limitation the fees and expenses of counsel, accountants and other advisers, arising out of or relating directly or indirectly to the transactions contemplated by this Agreement, whether or not such transactions are consummated in whole or in part.

     Section 12.9      Waiver. The waiver of one breach or default hereunder shall not constitute the waiver of any other or subsequent breach or default.

     Section 12.10      No Agency. Except as set forth in Section 12.4 above with respect to Designated Representative’s authority to act on behalf of Seller, this Agreement shall not constitute either party the legal representative or agent of the other, nor shall either party have the right or

     Section 12.11      authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and date first above written.

THOROUGHBRED INTERESTS, INC.

By:	/s/ James D. Tilton, Jr.
James D. Tilton, Jr. Title: President

GREAT AMERICAN FINANCIAL CORP.

By:	/s/ Gregory R. Noonan
Gregory R. Noonan Title: President